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                                                                      EXHIBIT 12

                    CPC INTERNATIONAL INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges


                                       FOR THE NINE       FOR THE YEARS ENDED DECEMBER 31,
 ($ Millions)                          MONTHS ENDED     --------------------------------------
                                       SEPT. 30, 1996    1995     1994    1993    1992    1991
                                       --------------   ------    ----    ----    ----    ----
 INCOME BEFORE TAXES                       $702         $  877    $615    $790    $745    $694
 -------------------                       ----         ------    ----    ----    ----    ----
 Add (subtract):
Portion of rents representative
        of interest                          21             26      25      21      22      20

     Interest on bonds, mortgages
          & similar debt                     53             55      52      56      64      73
     Other interest                         100             87      54      54      51      54
     Interest expense included in
          cost of plant construction        (10)            (7)     (6)     (7)     (6)     (9)
     Income of unconsolidated
          venture                            --             --       4      --       5      --
                                           ----         ------    ----    ----    ----    ----
 Income as adjusted                        $866         $1,038    $744    $914    $881    $832
                                           ====         ======    ====    ====    ====    ====

 FIXED CHARGES:
 --------------
     Portion of rents representative
          of interest                      $ 21         $   26    $ 25    $ 21    $ 22    $ 20
     Interest on bonds, mortgages
          & similar debt                     53             55      52      56      64      74
     Other interest                         100             87      55      54      51      54
                                           ----         ------    ----    ----    ----    ----
                                           $174         $  168    $132    $131    $137    $148
                                           ====         ======    ====    ====    ====    ====
 RATIO OF EARNINGS TO FIXED CHARGES         5.0            6.2     5.6     7.0     6.4     5.6
 ----------------------------------        ====         ======    ====    ====    ====    ====